Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to Agreement and Plan of Merger is made as of November 7, 2021 (the “Amendment Date”) by and among Pardes Biosciences, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Stockholders’ Representative”), FS Development Corp. II, a Delaware corporation (prior to the Effective Time, “Parent”, and at and after the Effective Time, “PubCo”), and Orchard Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of June 29, 2021 (the “Merger Agreement”);

WHEREAS, pursuant to Section 12.2(a) of the Merger Agreement, the Merger Agreement may be amended by a writing signed by each party thereto;

WHEREAS, the Company, the Stockholders’ Representative, Parent and Merger Sub each wish to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the Company’s Board of Directors and the Parent’s Board of Directors have each approved and declared advisable this Amendment and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE MERGER AGREEMENT

Effective as of the date of this Amendment, the Merger Agreement is hereby amended as follows:

1.1.	Recitals. Recital I is hereby amended to insert, after clause (iii), the following clause (iv):

, and (iv) as of the date of the Amendment, approved and adopted the Amendment

1.2.	Definitions. The list of defined terms in Section 1.1 of the Merger Agreement is hereby amended to insert, where applicable alphabetically, the following defined terms:

“Amendment” means that certain amendment to this Agreement, dated as of November 7, 2021, by and among each of the parties hereto.

“Parent Charter Amendment Class A Approval” means the affirmative vote of the holders of a majority of the outstanding Parent Class A Shares as of the record date for the Parent Stockholder Meeting, voting as a separate class.

“Parent Charter Amendment Proposal A” means a proposed second amended and restated certificate of incorporation, which will amend and restate the Parent Certificate of Incorporation.

“Parent Charter Amendment Proposal B” means a proposed amendment to the second amended and restated certificate of incorporation described in Parent Charter Amendment Proposal A, which amendment will increase the number of Parent Class A Shares from 100,000,000 to 250,000,000 and the total number of authorized shares of Parent capital stock from 110,000,000 shares to 260,000,000 shares.

1.3.	Parent’s Corporate Authorization. The last sentence of Section 5.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

The following are the only votes of the holders of any of Parent’s capital stock necessary for Parent to adopt this Agreement and approve the Merger and the consummation of the other Transactions (the approval by Parent’s stockholders of all of the following, collectively, the “Parent Stockholder Approval”): (1) approval by the affirmative vote of the holders of the requisite number of shares of Parent Common Stock under the Parent Certificate of Incorporation, the Parent Bylaws and the DGCL, present in person or by proxy and entitled to vote thereon, at the Parent Stockholder Meeting (assuming a quorum is present) required to approve (a) the Merger Proposal, (b) the Charter Amendment Proposals, (c) the Incentive Plan Proposal and (d) the Stock Issuance Proposal; and (2) with respect to Parent Charter Amendment Proposal B, the Parent Charter Amendment Class A Approval.

1.4.	Parent’s Board Approval. Section 5.11 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

5.11       Board Approval. The Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the stockholders of Parent, (c) determined that the Merger constitute a “Business Combination” as such term is defined in the Parent Certificate of Incorporation and the Parent Bylaws and (d) recommended to the stockholders of Parent to adopt and approve each of the Parent Proposals (other than Parent Charter Amendment Proposal B) (the “Parent Board Recommendation”). The Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) has, as of the date of the Amendment, (a) adopted and approved the Amendment and (b) recommended to the stockholders of Parent to adopt and approve Parent Charter Amendment Proposal B.

1.5.	Cooperation with Form S-4/Proxy Statement; Other Filings.

(a)	The fifth sentence of Section 6.5(b) of the Merger Agreement is hereby amended by adding the following parenthetical (italics added for convenience) before the defined term Change in Recommendation: “…in connection with any of the Parent Proposals (other than Parent Charter Amendment Proposal B) (in each case, a “Change in Recommendation”);”

(b)	Clause (ii) of Section 6.5(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(ii) adoption and approval of the PubCo COI, in the form attached hereto as Exhibit G, including the change of the name of Parent to “Pardes Biosciences, Inc.”, which PubCo COI shall reflect (x) Parent Charter Amendment Proposal A and (y) subject to the receipt of the Parent Charter Amendment Class A Approval, Parent Charter Amendment Proposal B (together, the “Charter Amendment Proposals”);

(c)	The form of Exhibit G (PubCo COI) attached to the Merger Agreement is hereby amended and restated in its entirety in the form of Annex 1 attached to this Amendment.

(d)	Section 6.5 of the Merger Agreement is hereby amended to insert, at the end of such Section, the following clause (i):

(i)	For the avoidance of doubt, the failure to obtain approval of Parent Charter Amendment Proposal B shall not be deemed a breach of this Agreement and the obligations of the parties to consummate the Merger pursuant to the terms of this Agreement shall not be conditioned upon the receipt thereof.

1.6.	Condition to the Obligations of the Parties. Section 9.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(e)	The Parent Stockholder Approval (other than Parent Charter Amendment Proposal B) shall have been obtained.

ARTICLE 2

MISCELLANEOUS

2.1.	No Other Amendment. Each party hereto agrees that, except to the extent expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

2.2.	Reference to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. Any reference to the Merger Agreement in any other instrument or document shall, unless otherwise stated, be deemed to be a reference to the Merger Agreement as amended by this Amendment.

2.3.	General Provisions. Except as may be expressly amended by Article 1 of this Amendment, the provisions of Section 1.2 (Construction) and Article XII (Miscellaneous) of the Merger Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to be effective as of the Amendment Date.

Parent:

FS DEVELOPMENT CORP. II

By:	/s/ Dennis Ryan Name: Dennis Ryan Title: Chief Financial Officer

Merger Sub:

ORCHARD MERGER SUB, INC.

By:	/s/ Dennis Ryan Name: Dennis Ryan Title: Vice President

Company:

PARDES BIOSCIENCES, INC.

By:	/s/ Uri A. Lopatin Name: Uri A. Lopatin, M.D. Title: Chief Executive Officer

Stockholders’ Representative:

Shareholder Representative Services LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Corey Quinlan Name: Corey Quinlan Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]

Annex 1: Exhibit G to the Merger Agreement

See attached.